Exhibit 99.1

Kaleyra Announces First Quarter 2022 Results

First Quarter Performance Highlighted by Meaningful Financial Enhancement Year-Over-Year with more than 100% Revenue Increase to $80.5 Million, 180% Gross Profit Increase to $17.7 Million and Nearly 200% Adjusted Gross Profit Increase to $19.3 Million

Quarterly Dollar-Based Net Expansion Rate of 130%, a Reflection of Growth Within Kaleyra’s Existing Customer Base

Sets Second Quarter 2022 Revenue Outlook to Between $81 – $83 Million, in Line with Standard Seasonality and Up 52% from $54 Million in the Second Quarter of Last Year. Amends Full Year 2022 Revenue Outlook to Between $360 – $365 Million.

NEW YORK & VIENNA, Va. – May 9, 2022 – Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) (“Kaleyra” or the “Company”), a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Operational and Financial Highlights

•	Quarterly Revenue of $80.5 million, representing 103% growth over the comparable year-ago period

•	Quarterly Gross Profit of $17.7 million, representing 180% growth over the comparable year-ago period

•	Quarterly Adjusted Gross Profit of $19.3 million, representing 198% growth over the comparable year-ago period

•	Quarterly Net Loss of $13.2 million, compared to a net loss of $10.4 million in the comparable year-ago period

•	Quarterly Adjusted EBITDA of $6.2 million, representing 641% growth over the comparable year-ago period

•

Quarterly Adjusted Net Income of $2.3 million or $0.06 per basic share and $0.05 per diluted share compared to $(2.0) million or $(0.07) per both basic and diluted share in the comparable year-ago period

•	Dollar-Based Net Expansion Rate of 130% in Q1 2022

•	Strong Balance Sheet with $95.2 million in cash and cash equivalents, including restricted cash, and short-term investments compared to $97.9 million as of December 31, 2021

•	Quarterly Net Cash Provided by Operating Activities of $3.2 million compared to $(8.2) million of net cash used in operating activities in the comparable year-ago period

•

Delivered 14.4 billion billable messages and connected 1.6 billion voice calls for a global customer base of over 3,800 customers in the first quarter, a continuous significant growth of 106% for messages and 33% for voice calls comparing to the previous quarter

•	Selected by Bosch Group, a global supplier of technology and services, as their trusted vendor to power the Bosch Mobility Solutions cloud communications in India

•	Partnered with Banca Sella, a leading Italian bank, to provide an innovative video communications solution for the bank’s new wealth management platform

•	Won Gold for ‘CPaaS Provider of the Year’ at the Juniper Research Future Digital Awards 2022

•	Supported India’s rapidly expanding Unicorn Startups System (18 unicorns including Mobile Premier League, Vedantu, Licious, Pharmeasy, ShareChat, Cure.fit, Grofers, BlackBuck, the Good Glamm Group)

Management Commentary

“Although we came up short on our projected revenue due to adverse effects of foreign exchange rates in Europe and harsh pricing competition in Brazil, we focused on streamlining our operations and controlling costs in our first quarter, enhancing profitability and operating cash flow and strengthening our balance sheet,” said Kaleyra Founder and Chief Executive Officer Dario Calogero. “Through this challenging time in the European market, we managed the company to exceed expectations across our profitability metrics and KPIs and made notable operational progress. Our Q1 gross profit and adjusted gross profit increased by 180% and 198% to $17.7 million and $19.3 million, respectively, while our adjusted EBITDA increased over 600%, totaling $6.2 million in the first quarter. In addition, our operating cash flow remains positive, and our adjusted gross margin outpaces that of last year, at 24% compared to 21% in the prior year period on a pro-forma basis1.

“Our first quarter was not without challenges, however. In Europe, recent weakness in the Euro largely due to turmoil caused by the war in Ukraine reduced first quarter revenue by nearly $2 million, while in Brazil, we elected to stay true to our financial priorities and maintain our sustainable revenue sources without compromising our profitability. With continued weakness in the European economy in mind, we anticipate that these headwinds will persist through the second quarter and year and have proactively adjusted our revenue guidance to match. Still, we remain encouraged by our business fundamentals, and as we move into the summer months, we do so with conviction in our long-term growth strategy. We’re confident that we will foster growth through healthy revenue streams and strong profitability metrics, and believe we have the team and processes in place to accomplish our goals and expand to new, more opportunistic geographies. Above all, we will continue to build on our track record and positive momentum as we advance along our journey to become the trusted partner in the rapidly expanding and massive CPaaS market.”

First Quarter 2022 Financial Results

Results compare the 2022 first quarter ended March 31, 2022 to the 2021 first quarter ended March 31, 2021 unless otherwise indicated.

•

Total revenue increased 103% to $80.5 million from $39.7 million in the comparable year-ago period. The growth during the quarter was driven by the effects of the business combination with mGage, which contributed $32.1 million.

•

Gross profit increased 180% to $17.7 million from $6.3 million in the comparable year-ago period. The increase in gross profit was mainly due to the mGage and Bandyer integrations and increased performance by Kaleyra video and Kaleyra voice, as well as by The Campaign Registry. Gross margin for the first quarter of 2022 increased to 22% compared to 16% for the first quarter of 2021.

•

Net loss totaled $13.2 million, or $0.31 per share based on 42.2 million weighted-average shares outstanding, compared to a net loss of $10.4 million, or $0.34 per share based on 30.4 million weighted-average shares outstanding, in the comparable year-ago period. The increase in net loss was mainly due to the amortization of acquired intangibles and the accrued interest on convertible notes.

•

Adjusted gross profit, a non-GAAP measurement of operating performance reconciled below, increased 198% to $19.3 million from $6.5 million in the comparable year-ago period. Adjusted gross margin for the first quarter of 2022 was 24% compared to 16% in the comparable year-ago period.

[1]	Prior year adjusted gross margin determined as if the acquisition of mGage had been completed on January 1, 2021.

•

Adjusted net income, a non-GAAP measurement of operating performance reconciled below, improved by 219% to $2.3 million, or $0.06 per basic share based on 42.2 million weighted-average shares outstanding and $0.05 per diluted share based on 52.1 million weighted-average shares outstanding, from $(2.0) million, or $(0.07) per both basic and diluted share based on 30.4 million weighted-average shares outstanding in the comparable year-ago period.

•

Adjusted EBITDA, a non-GAAP measurement of operating performance reconciled below, increased 641% to $6.2 million (7.7% of total revenue) compared to negative $1.1 million in the comparable year-ago period. The increase in adjusted EBITDA was primarily due to the effects of the business combinations with mGage and Bandyer and cost synergies between the two legacy businesses.

•	At the end of the fourth quarter, cash, and cash equivalents, restricted cash, and short-term investments were $95.2 million, compared to $97.9 million as of December 31, 2021.

2022 Financial Outlook

Kaleyra’s outlook takes into consideration the integration of acquired businesses into the Company as well as continued monitoring of the impact of the COVID-19 pandemic and broader geopolitical and macroeconomic factors. Kaleyra remains confident in its growth strategy and ability to capture its multinational market opportunity. As a result of the Company’s performance in the first quarter, the Company is introducing financial projections for the second quarter and adjusting projections for the full year 2022 as follows:

•	Second Quarter 2022: Total revenue is expected to be in the range of $81 – $83 million, which will represent a growth of 52% year-over-year compared to $54.0 million in the comparable year-ago period.

•	Full Year 2022: Total revenue is expected to be in the range of $360 – $365 million, which will represent a growth of 35% year-over-year compared to $267.7 million in the comparable year-ago period.

Conference Call

Kaleyra will hold a conference call today, Monday, May 9, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results. A question and answer session will follow management’s presentation.

U.S. dial-in: 877-407-0792

International dial-in: 201-689-8263

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Kaleyra’s website.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 16, 2022.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 13728874

About Kaleyra

Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) is a global group providing mobile communication services to financial institutions, e-commerce players, OTTs, software companies, logistic enablers, healthcare providers, retailers, and other large organizations worldwide.

Kaleyra today has a customer base of 3800+ companies spread around the world. Through its proprietary platform and robust APIs, Kaleyra manages multi-channel integrated communication services, consisting of messaging, rich messaging and instant messaging, video, push notifications, e-mail, voice services, and chatbots.

Kaleyra’s technology makes it possible to safely and securely manage billions of messages monthly with over 1,800 operator connections in 190+ countries, including all tier-1 US carriers.

Non-GAAP Financial Measures and Related Information

To provide investors and others with additional information regarding Kaleyra’s results, the following non-GAAP financial measures, not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), are disclosed:

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Non-GAAP Adjusted Gross Profit and Non-GAAP Adjusted Gross Margin. For the periods presented, Kaleyra defines non-GAAP Adjusted Gross Profit and non-GAAP Gross Margin as GAAP gross profit and GAAP gross margin, respectively, adjusted to exclude, as applicable, certain expenses as presented in the table below;

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Non-GAAP Adjusted EBITDA is defined as of any date of calculation, as the consolidated earnings/(loss) of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction and one-off expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees (v) any provision for the write down of assets, (vi) the amortization of acquired intangible assets and (vii) the amortization of debt discount and issuance costs of convertible financial instruments; and

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Non-GAAP Adjusted Net Income (Loss) Per Share, Basic and Diluted. For the periods presented, Kaleyra defines non-GAAP net income (loss) and non-GAAP net income (loss) per share, basic and diluted, as GAAP net loss and GAAP net loss per share, basic and diluted, respectively, adjusted to exclude, as applicable, certain expenses presented in the table below.

Management uses the foregoing non-GAAP financial information, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes. Kaleyra’s management believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations, and assists in comparisons with other companies, many of which use similar non-GAAP financial information to supplement their GAAP results. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. Whenever Kaleyra uses a non-GAAP financial measure, a reconciliation is provided to the most closely applicable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Operating Metrics

Dollar-Based Net Expansion Rate. Kaleyra’s ability to drive growth and generate incremental revenue depends, in part, on the Company’s ability to maintain and grow its relationships with Active Existing Customer Accounts and to increase their use of the platform. An important way in which Kaleyra has historically tracked performance in this area is by measuring the Dollar-Based Net Expansion Rate for those customer accounts. Kaleyra’s Dollar-Based Net Expansion Rate increases when such customer accounts increase their usage of a product, extend their usage of a product to new applications or adopt a new product. Kaleyra’s Dollar-Based Net Expansion Rate decreases when such customer accounts cease or reduce their usage of a product or when the Company lowers usage prices on a product. Kaleyra believes that measuring Dollar-Based Net Expansion Rate provides a more meaningful indication of the performance of the Company’s efforts to increase revenue from existing customers. As a result of the introduction of Dollar-Based Net Expansion Rate disclosure by Kaleyra in the SEC filing, press release and presentation for the three months ended December 31, 2021, no comparable period is provided prior to that date. To calculate the Dollar-Based Net Expansion Rate, the Company first identifies the cohort of customer accounts that were customer accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year.

Active Existing Customer Accounts. Kaleyra believes that the number of Active Customer Accounts is an important indicator of the growth of its business, the market acceptance of its platform and future revenue trends. Kaleyra defines an Active Customer Account at the end of any reporting period as an individual account, as identified by a unique account identifier, for which Kaleyra has recognized revenue in the period.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its omnichannel and other product and global customer developments, its expectations, beliefs, intentions, plans, prospects or strategies regarding the future revenue (including revenue guidance) and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic, and any anticipated lessening of such impact, and the broader market volatility and geopolitical and macroeconomic factors on its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by Kaleyra in light of its experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, including any variability by geography, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, and the impact of other geopolitical and macroeconomic factors such as the war in Ukraine, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Tom Colton or Matt Glover

Gateway Investor Relations

949-574-3860

KLR@gatewayir.com

-Financial Tables to Follow-

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$86,222	$90,001
Restricted cash	1,667	1,701
Short-term investments	7,294	6,236
Trade receivables, net	82,038	85,945
Deferred cost	319	341
Prepaid expenses	4,718	5,357
Other current assets	1,662	2,599

Total current assets	183,920	192,180
Property and equipment, net	19,824	18,811
Intangible assets, net	120,575	125,396
Goodwill	110,088	110,465
Deferred tax assets	538	1,230
Other long-term assets	1,464	399

Total Assets	$436,409	$448,481

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$69,209	$70,942
Lines of credit	4,649	5,256
Current portion of bank and other borrowings	10,657	10,508
Deferred revenue	6,778	9,553
Payroll and payroll related accrued liabilities	8,908	6,907
Other current liabilities	8,813	8,274

Total current liabilities	109,014	111,440
Long-term portion of bank and other borrowings	19,988	22,910
Long-term portion of notes payable	190,625	190,147
Long-term portion of employee benefit obligation	2,393	2,338
Deferred tax liabilities	2,756	2,384
Other long-term liabilities	1,253	1,840

Total Liabilities	326,029	331,059

Stockholders’ equity (deficit):
Common stock	4	4
Additional paid-in capital	258,418	251,659
Treasury stock, at cost	(30,431)	(30,431)
Accumulated other comprehensive loss	(2,639)	(2,010)
Accumulated deficit	(114,972)	(101,800)

Total stockholders’ equity	110,380	117,422

Total liabilities and stockholders’ equity (deficit)	$436,409	$448,481

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$80,481	$39,714
Cost of revenue	62,743	33,390

Gross profit	17,738	6,324
Operating expenses:
Research and development	4,890	2,868
Sales and marketing	7,100	2,859
General and administrative	15,380	10,602

Total operating expenses	27,370	16,329

Loss from operations	(9,632)	(10,005)
Other income, net	46	45
Financial expense, net	(3,152)	(719)
Foreign currency income	257	355

Loss before income tax expense	(12,481)	(10,324)
Income tax expense	691	34

Net loss	$(13,172)	$(10,358)

Net loss per common share, basic and diluted	$(0.31)	$(0.34)

Weighted-average shares used in computing net loss per common share, basic and diluted	42,247,518	30,364,943

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(13,172)	$(10,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,902	909
Stock-based compensation	6,759	4,560
Provision for doubtful accounts	176	813
Realized gains on marketable securities	5	(2)
Employee benefit obligation	514	69
Change in fair value of warrant liability	(534)	1,263
Reversal of accrued interest on forward share purchase agreement	—	(659)
Non-cash interest expense	490	115
Deferred taxes	820	663
Change in operating assets and liabilities:
Trade receivables	3,010	440
Other current assets	1,504	(164)
Deferred cost	22	—
Other long-term assets	(1,074)	1,499
Accounts payable	(816)	(4,128)
Other current liabilities	2,334	(2,735)
Deferred revenue	(2,708)	(474)
Long-term liabilities	(40)	(18)

Net cash provided by (used in) operating activities	3,192	(8,207)

Cash Flows from Investing Activities:
Purchase of short-term investments	(1,165)	—
Sale of short-term investments	—	546
Purchase of property and equipment	(544)	(91)
Capitalized software development costs	(2,332)	(768)
Purchase of intangible assets	—	(2)
Acquisition of Bandyer, net of cash acquired	58	—

Net cash used in investing activities	(3,983)	(315)

Cash Flows from Financing Activities:
Repayments on line of credit, net	(525)	(663)
Repayments on term loans	(2,134)	(1,869)
Repayments on notes	—	(3,750)
Receipts related to forward share purchase agreements	—	17,045
Proceeds related to settlement of non-forfeited 2020 Sponsor Earnout Shares	—	1,244
Repayments on capital lease	(29)	(37)

Net cash provided by (used in) financing activities	(2,688)	11,970

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(334)	(911)

Net increase (decrease) in cash, cash equivalents and restricted cash	(3,813)	2,537
Cash, cash equivalents and restricted cash, beginning of period	91,702	32,970

Cash, cash equivalents and restricted cash, end of period	$87,889	$35,507

KALEYRA, Inc.

Adjusted Gross Profit and Adjusted Gross Margin Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months Ended March 31, 2022 and 2021

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Consolidated Gross Profit	$17,738	$6,324
Consolidated Gross Profit Margin %	22.0%	15.9%

Amortization of acquired intangibles	1,599	160

Non-GAAP Adjusted Gross Profit	$19,337	$6,484
Non-GAAP Adjusted Gross Profit Margin %	24.0%	16.3%

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months Ended March 31, 2022 and 2021

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Net loss	$(13,172)	$(10,358)

Other income, net	(46)	(45)
Financial expense, net	3,152	719
Foreign currency income	(257)	(355)
Income tax expense	691	34

Loss from operations	$(9,632)	$(10,005)

Depreciation and amortization	5,902	909
Stock-based compensation and others	8,252	5,455
Transaction and one-off costs	1,578	2,497
Company restructuring	85	—

Non-GAAP Adjusted EBITDA	$6,185	$(1,144)

KALEYRA, Inc.

Adjusted Net Income (Loss) per share Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months Ended March 31, 2022 and 2021

(Unaudited, in thousands except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net Loss	$(13,172)	$(10,358)

Stock-based compensation and others	8,252	5,455
Transaction and one-off costs	1,578	2,497
Amortization of acquired intangibles	4,423	398
Amortization of debt discount and issuance costs for convertible debt	478	—
Estimated tax effects of adjustments (1)	643	27
Net tax benefits related to discrete tax items	146	—

Non-GAAP Net Income (Loss)	$2,348	$(1,981)

Net Loss per share
Basic	$(0.31)	$(0.34)
Diluted	$(0.31)	$(0.34)

Non-GAAP Adjusted Net Income (Loss) per share
Basic	$0.06	$(0.07)
Diluted	$0.05	$(0.07)

Weighted Average number of Shares Outstanding (basic)	42,247,518	30,364,943
Weighted Average number of Shares Outstanding (diluted)	52,101,522	30,364,943

(1)	The Non-GAAP estimated tax effects of adjustments are determined using the Effective Tax Rate (ETR) calculated for the periods, excluding discrete tax items.